Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Regulation A Offering Statement of our report dated September 1, 2021, relating to the financial statements of TVPage, Inc. as of December 31, 2020 and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about TVPage, Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Los Angeles, California
January 31, 2022